                            ADVISORY AGREEMENT

              ADVISORY AGREEMENT (the "Agreement") dated as of the 1st day of April, 1996 by and among Prudential-Bache OptiMax Futures Fund, L.P., a Delaware limited partnership (the "Partnership"), Seaport Futures Management Inc., a Delaware corporation (the "General Partner") and Hyman Beck & Company Inc., a Delaware corporation (the "Advisor").

                           W I T N E S S E T H :

              WHEREAS, the Partnership has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forwards and options contracts. Physical commodities also may be traded from time to time. The foregoing commodities related transactions are collectively referred to as "Commodities"; and

              WHEREAS, pursuant to a Letter of Credit and Reimbursement Agreement between, inter alia, Citibank, N.A. (the "Bank") and the Partnership (the "Bank Agreement") which expired on March 31, 1996, the Partnership was a beneficiary under a letter of credit issued by the Bank in order to fund redemptions of its Class A limited partnership units (the "Units") in certain prescribed circumstances; and

              WHEREAS, the Bank Agreement required that the Partnership hold an amount equal to forty percent (40%) of its initial Class A Net Asset Value in reserve (the "Reserve Assets"); and

              WHEREAS, the General Partner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the Partnership; and

              WHEREAS, the Partnership wishes to retain the Advisor as a commodity trading advisor to the Partnership to manage a portion of the current amount of the Reserve Assets; and

              WHEREAS, the Advisor's present business includes the management of Commodities accounts for its clients; and

              WHEREAS, the Advisor is registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended ("CE Act") and is a member of the National Futures Association ("NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

              WHEREAS, the Partnership and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services in connection with the conduct by the Partnership of its Commodities trading activities during the term of this Agreement;

              NOW, THEREFORE, the parties agree as follows:

         1.   Duties of the Advisor.
              (a) Appointment. The Partnership hereby appoints the Advisor, and the Advisor hereby accepts appointment, as its attorney-in-fact to invest and reinvest in Commodities a portion of the Net Asset Value of the Partnership on the terms and conditions set forth herein, commencing as of the date hereof.  The Advisor's initial allocation shall be
$ [            ]. The precise definition of the term "Net Asset Value" shall be as defined in Exhibit A hereto. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. To this end, the Advisor (i) agrees to act as a commodity trading advisor retained by the General Partner on behalf of the

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Partnership, and specifically, to exercise discretion with respect to that portion of the Net Asset Value of the Partnership which the General Partner has allocated to the Advisor's management above, and which the General Partner may allocate to the Advisor in the future, upon the terms and conditions, and for the purposes, set forth in this Agreement and (ii) shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the portion of the Partnership's Net Asset Value allocated to it for the term of this Agreement pursuant to the trading methods, systems and strategies of its Global Portfolio (the Advisor's "Trading Approach") as such trading approach is described in the Advisor's Disclosure Document dated March 20, 1996 attached hereto as Exhibit B (the "Disclosure Document"), receipt of which is hereby acknowledged, subject to the Partnership's trading policies and limitations as set forth in Exhibit C, attached hereto, as the same may be modified or amended and provided in writing to the Advisor from time to time (the Partnership's "Trading Policies and Limitations"). The General Partner and the Partnership acknowledge that the Advisor makes no guarantee of profits or of protection against loss, and that the Advisor's Commodities transactions hereunder are for the account and risk of the Partnership.

              (b) Allocation of Responsibilities. The General Partner will have the responsibility for the management of the portion of the Partnership's Net Asset Value that is invested in United States Treasury bills or other investments approved by the Commodity Futures Trading Commission ("CFTC") for the investment of "customer" funds or are held in cash. The Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of that portion of the Partnership's Net Asset Value allocated to it in compliance with the Trading Policies and Limitations, and in accordance with its Trading

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Approach.  In the event that the General Partner shall, in its sole discretion, determine in good faith following consultation, if appropriate under the circumstances, with the Advisor that any trading instruction issued by the Advisor violates the Partnership's Trading Policies and Limitations, then the General Partner, following reasonable notice appropriate under the circumstances to the Advisor, may override such trading instruction. Nothing herein shall be construed to prevent the General Partner from imposing any limitation(s) on the trading activities of the Partnership beyond those enumerated in Exhibit C hereto if the General Partner determines that such limitation(s) are necessary or in the best interests of the Partnership, in which case the Advisor will adhere to such limitations following written notification thereof.

              (c) Modification of Trading Approach. In the event the Advisor wishes to use a trading method or strategy other than or in addition to the Trading Approach in connection with trading for the Partnership (including without limitation the deletion of an agreed upon trading method or strategy or the addition of a trading method or strategy in addition to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so unless it gives the General Partner prior written notice of its intention to utilize such different trading method or strategy, and the General Partner consents thereto. Failure of the General Partner to object to the Advisor's notice of any of the foregoing within ten (10) days' of the date of the Advisor's notice shall be deemed consent of the General Partner thereto.

              (d) Notification of Material Changes. The Advisor also agrees to give the Partnership prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Partnership) over the objection of the General Partner, it being understood that the Advisor shall

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be free to institute non-material changes in its Trading Approach (as applied to the Partnership) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor's Trading Approach, the addition or deletion of Commodities to or from the Advisor's Trading Approach, and variations in the leverage principles and policies utilized by the Advisor shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the General Partner shall not be required therefor.
The Advisor agrees that it will discuss with the General Partner upon request, subject to adequate assurances of confidentiality, any trading methods or strategies used by it for trading customer accounts which differ from the Trading Approach which it uses for the Partnership, provided, that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information concerning any such trading methods or strategies, including the Trading Approach.

              (e) Request for Information. The Advisor agrees to provide the Partnership with any reasonable information concerning the Advisor that the Partnership may reasonably request, subject to receipt of adequate assurances of confidentiality by the Partnership, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Partnership reasonably deems to be material to the Partnership; the Advisor also shall notify the Partnership of any such matters the Advisor, in its reasonable judgment, believes may be material to the Partnership relating to the Advisor and its Trading Approach.

              (f) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was

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made in connection with a trade or that a trade was made other than in accordance with the Advisor's instructions, the Advisor shall promptly notify the Partnership of this fact, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected.

              (g) Exculpation. The Advisor shall not be liable to the General Partner, its officers, directors, shareholders or employees, or any person who controls the General Partner, or the Partnership or its partners, or any of their respective successors or assigns under this Agreement, except by reason of the Advisor's (including any employee, director, officer or shareholder of the Advisor, or any person who controls the Advisor) acts or omissions in material breach of this Agreement or due to its or their misconduct or negligence or by reason of not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Partnership; it being understood that all purchases and sales of Commodities shall be for the account and risk of the Partnership, and the Advisor shall not incur any liability for trading profits or losses resulting therefrom.

         2.   Indemnification.
              (a) The Advisor, and each officer, director, shareholder and employee of the Advisor, and each person who controls the Advisor, shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claims (collectively "Losses") sustained by the Advisor (i) in connection with any matter relating to the Partnership's Registration Statement No. 33-36216 or final prospectus, dated November 5, 1990, (the "Prospectus") including all amendments and supplements thereto, as well as any matters relating to the Partnership prior to the effective date of this Agreement, (ii) in connection with any acts or omissions of the Advisor relating to its management of its allocable portion of the

Partnership's Net Asset Value, and (iii) as a result of a material breach of this Agreement by the Partnership or the General Partner provided that, (A) such Losses were not the direct result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, (B) the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, acted (or omitted to act) in good faith and in a manner reasonably believed by it and them to be in the best interests of the Partnership and (C) any such indemnification by the Partnership will only be recoverable from the assets of the Partnership and/or the General Partner.

              (b) The Partnership shall be indemnified by the Advisor against any Losses sustained by the Partnership directly resulting from
(i) the negligence or misconduct of, or a material breach of this Agreement by, the Advisor, its officers, directors, shareholders or employees, or any persons controlling the Advisor or (ii) any action or omission to act of the Advisor, its officers, directors, shareholders or employees, or any persons controlling the Advisor that was not taken in good faith or in a manner reasonably believed by it and them to be in the best interests of the Partnership.

              (c) No indemnification shall be permitted under this
Section 2 for amounts paid in settlement if either (A) the party claiming indemnification (the "Indemnitee") fails to notify the indemnifying party of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid or (B) the indemnifying party does not in its good faith business judgment approve the amount of the settlement within thirty (30) days of its receipt of notice of the proposed settlement. Notwithstanding the foregoing, the indemnifying party shall, at all times, have the right to offer to settle any matter with the approval of the Indemnitee (which approval shall not be withheld unreasonably) and if the indemnifying party successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its reasonable best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the indemnifying party to the Indemnitee shall be the amount of said proposed settlement. Any indemnification under this Section 2, unless ordered by a court, shall be made by the indemnifying party only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

              (d)  None of the provisions for indemnification in this
Section 2 shall be applicable with respect to default judgments or confessions of judgment entered into by an Indemnitee, with its knowledge, without the prior consent of the indemnifying party.

              (e) In the event that an Indemnitee under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

              (f) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Indemnitee undertakes to repay the advanced funds in cases in which the Indemnitee is not entitled to indemnification pursuant to the preceding paragraph, and (iii) in the case of advancement of expenses, the Indemnitee receives a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

         3. Advisor Independence. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Partnership, the General Partner and each other commodity trading advisor that provides or may in the future provide commodity trading advisory services to the Partnership (the other Advisors and each such other commodity trading advisor being collectively referred to herein as the "Other Advisors"), and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Partnership, the General Partner or any Other Advisor in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Partnership, the General Partner or any Other Advisor, or in any way be responsible for the acts or omissions of any Other Advisor as long as it is acting independently of such Other Advisor. The parties acknowledge that the Advisor has not been an organizer or promoter of the Partnership.

         Nothing herein contained shall be deemed to require the Partnership to take any action contrary to its Agreement of Limited Partnership or Certificate of Limited Partnership, or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

         The Partnership and the General Partner acknowledge that the
Advisor's Trading Approach is its confidential property.   Nothing in
this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Partnership and the General Partner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Partnership, except as, and to the extent that, it may be deter-mined by the General Partner to be (i) necessary for the monitoring the business of the Partnership, including the performance of brokerage services by the Partnership's commodity broker(s), or (ii) expressly required by law or regulation.

         4. Commodity Broker. All Commodities trades for the account of the Partnership shall be made through such commodity broker or brokers as the General Partner directs pursuant to such procedures as are mutually agreed upon. The Advisor shall not have any authority or responsibility in selecting or supervising any broker for execution of Commodities trades of the Partnership or for negotiating commission rates to be charged therefor. The Advisor shall not be responsible for determining that any such bank or broker used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Partnership's Trading Policies and Limitations. At the present time it is contemplated that the Partnership will effect all Commodities trades through Prudential Securities Incorporated ("Prudential Securities"); provided, however, that the Advisor may execute transactions at such other broker(s), and upon such terms and conditions, as the Advisor and the General Partner agree if such broker(s) agree to "give up" all such transactions to Prudential Securities for clearance. To the extent that the Partnership determines to utilize a broker or brokers other than Prudential Securities, it will consult with the Advisor prior to directing it to utilize such broker(s), and will not retain the services of such broker(s) over the reasonable objection of the Advisor.

         5. Fees. In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from the Partnership:

              (a) A management fee (the "Management Fee") of 1/6 of 1% (2% annualized) of the portion of the Partnership's Net Asset Value allocated to it as of the last day of each calendar month. For purposes of determining such Management Fee, any distributions and redemptions allocable to the Advisor made as of the last day of such month shall be added back to the Net
Asset Value and there shall be no reduction for (i) the accrued Management Fee being calculated, or (ii) any fees due the Advisor under paragraph (c) below accrued as of the last day of such month or (iii) any reallocation of assets as of the last day of such month, or (iv) any accrued but unpaid extraordinary expenses. The Management Fee for any month in which the Advisor manages all or any portion of the Net Asset Value of the Partnership allocated to it for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month the Net Asset Value allocated to the Advisor was under the Advisor's management as compared to the total number of days in such month.

              (b)  For the purposes of calculating incentive fees under
Section 5, only management and incentive fees paid to the Advisor shall be deducted from the Net Asset Value allocated to the Advisor, together with brokerage commissions attributable to the Advisor's trading activities, general administrative charges attributable to the pro rata portion of the Partnership's Net Asset Value allocated to the Advisor for trading, and extraordinary expenses, if any, directly attributable to the Advisor.

              (c) A quarterly incentive fee (the "Incentive Fee") of twenty percent (20%) of New High Net Trading Profits (as hereinafter defined) achieved on the portion of the Partnership's Net Asset Value allocated to the Advisor. New High Net Trading Profits for the Advisor shall be computed as of the close of trading on the last day of each calendar quarter. The first Incentive Fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits shall be computed as of June 30, 1996. New High Net Trading Profits shall be computed solely on the performance of the Advisor and shall not include or

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be affected by the performance of any Other Advisor.

         "New High Net Trading Profits" (for purposes of calculating the Advisor's Incentive Fee only) for each calendar quarter is defined as the excess (if any) of (A) the Net Asset Value of the Partnership allocated to the Advisor as of the last day of any calendar quarter, but before deduction of Incentive Fees payable for such quarter over
(B) the Net Asset Value of the Partnership allocated to the Advisor as of the last day of the most recent preceding calendar quarter for which an Incentive Fee was earned (or the date the Advisor commenced trading the Partnership's Net Asset Value, whichever date the Net Asset Value allocated to it was higher), after deduction of Management Fees and Incentive Fees paid or payable to the Advisor for such prior quarter.
In computing New High Net Trading Profits, the difference between (A) and (B) in the preceding sentence shall be (i) decreased by all interest earned on the portion of the Partnership's Net Asset Value allocated to the Advisor between the dates referred to in (A) and (B), and (ii) increased by (x) any distributions or redemptions allocable to the Advisor and paid or payable by the Partnership as of, or subsequent to, the date in (B) through the date in (A); as well as (y) losses (including losses incurred from the date of the last Incentive Fee paid or payable), if any, associated with redeemed Units allocable to the Advisor, and (iii) adjusted (either increased or decreased, as the case may be) to reflect any additional allocations or negative reallocations of the Partnership's Net Asset
Value to or from the Advisor from the date in (B) to the last day of the calendar quarter as of which the current Incentive Fee calculation is made. For purposes of calculating the first Incentive Fee payable to the Advisor, the date referred to in (B) shall be the date of this Agreement. If there is a cumulative loss when a withdrawal is made from the assets allocated to the Advisor for any reason, such loss shall be reduced by the proportionate amount of the loss attributable to the monies being withdrawn.

         Management Fees and Incentive Fees shall be paid within ten
(10) business days following the end of the period for which they are payable.

         If an Incentive Fee shall have been paid by the Partnership to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the portion of the Partnership's Net Asset Value under its management, the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

              (d) Neither the Advisor nor any of its officers, directors, employees or stockholders shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Partnership carries an account for transactions executed in the Partnership's account.

         6.   Term and Termination.
              (a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on March 31, 1997. Thereafter, this Agreement shall be renewed automatically on the terms and conditions set forth herein for additional successive twelve (12) month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 6.
The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of Partnership's Net
Asset Value away from the Advisor pursuant to Section 7 of this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

              (b) Automatic Termination. This Agreement shall terminate automatically in

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
the event that the Partnership is terminated. This Agreement shall terminate automatically with respect to the Advisor, upon notice from the General Partner, without affecting the continuation of this Agreement with any Other Advisor in the event that the Advisor's allocable percentage of the Partnership's Net Asset Value at the close of trading on any business day is equal to or less than the Termination Amount. The "Termination Amount" shall be an amount equal to 66-2/3% of the portion of the Partnership's Net Asset Value allocated to the Advisor's management on the date it commences Commodities trading activities for the Partnership, or the first day of any calendar year, whichever day the Net Asset Value allocated to the Advisor is higher, in either case, as adjusted on an ongoing basis by the percentage decline(s) or increases in that portion of the Partnership's
Net Asset Value allocated to the Advisor's management caused by distributions, redemptions and permitted reallocations, and new allocations to the Advisor covered by reallocations away from other trading advisors, respectively. Each redemption and distribution of funds shall have the effect of reducing the Termination Amount by an amount equal to the portion of such redemption or distribution allocable to the Advisor. Reallocations of funds away from the Advisor shall reduce the Termination Amount dollar for dollar.

              (c) Optional Termination Right of Partnership. This Agreement may be terminated at any time in the sole discretion of the General Partner upon at least thirty (30) days' prior written notice to the Advisor. The General Partner will use its best efforts to cause any such termination to occur as of a month-end.

              (d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement (1) upon written notice to the General Partner at least thirty (30) days' prior to the end of each twelve (12) month term of this Agreement; and (2) upon thirty

(30) days' prior written notice to the General Partner in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Partnership that by reason of the Advisor's activities with respect to the Partnership, the Advisor is required to register as an investment adviser under the Investment Advisers Act of 1940; (ii) that the registration of the General Partner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed;
(iii) the General Partner imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Partnership's Net Asset Value or the General Partner overrides a trading instruction of the Advisor; (iv) if the Net Asset Value allocated to the Advisor decreases, for any reason, to less than $1,000,000; (v) the General Partner elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor's management of Partnership assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Partnership or the General Partner;
or (vii) other good cause is shown and the written consent of the General Partner is obtained (which shall not be withheld unreasonably).

              (e) In the event that this Agreement is terminated pursuant to subparagraphs (b), (c) or (d) of this Section 6, the Advisor shall be entitled to, and the Partnership shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (A) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had its portion of the Partnership's Net Asset Value under management, and (B) with respect to the Incentive Fee, if any, as if the effective date of termination was the last

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day of the then current calendar quarter.  The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination of this Agreement shall survive this Agreement until satisfied.

         7. Reallocation of Funds. The General Partner may, at any month-end, in its sole discretion, upon at least thirty (30) days' prior written notice, reallocate a portion of the Partnership's Net Asset Value then allocated to the Advisor's management away from the Advisor.

         8.   Liquidation of Positions.
              The Advisor agrees to liquidate open positions in the amount that the General Partner informs the Advisor, in writing via telecopy or other equivalent means, that the General Partner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 6 or 7, respectively, or (ii) fund its pro rata share of any redemption, distribution or Partnership expense. The General Partner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The General Partner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) days' prior notice. In the event that losses incurred by the Advisor exceed the assets allocated to the Advisor, the General Partner will withdraw the funds necessary to cover such excess losses pro rata from the assets under the management of all Other Advisors.

         9.   Other Accounts of the Advisor.
              (a) Subject to paragraph (b) of this Section 9, the Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Partnership for such other accounts so long as the Advisor's ability to carry out its obligations and duties to the Partnership pursuant to this Agreement is not materially impaired thereby. In addition, the Advisor, and its shareholders, directors, officers and employees, as applicable, also will be permitted to trade in Commodities for their own accounts, so long as the Advisor's ability to carry out its obligations and duties to the Partnership is not materially impaired thereby.

              (b) Furthermore, so long as the Advisor is performing services for the Partnership, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Advisor having to modify materially its agreed upon Trading Approach being used for the Partnership in a manner which might reasonably be expected to have a material adverse effect on the Partnership (without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits).

              (c) The Advisor agrees, in its management of accounts other than the account of the Partnership, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over the Partnership. The preceding sentence shall not be interpreted to preclude
(i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof, which is undertaken by the

Advisor in good faith in order to accommodate additional accounts.
The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the General Partner with an explanation of the differences, if any, in performance between the Partnership and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part).

              (d) Upon reasonable notice from the General Partner, the Advisor shall permit the General Partner to review at the Advisor's offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Partnership has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the General Partner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request related to such other accounts during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Partnership and the General Partner shall keep all such information obtained by it from the Advisor confidential.

         10. Speculative Position Limits. If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Partnership's Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the General Partner if the Partner-ship's positions are included in an aggregate amount which equals or exceeds one hundred percent (100%) of the applicable speculative limit. The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Partnership and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Partnership, as nearly as possible in proportion to the assets available for trading of the respective accounts to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of the Partnership's account can be implemented for the benefit of the Partnership notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

         11.  Redemptions, Distributions and Reallocations.
              (a) The General Partner agrees to give the Advisor at least three (3) days' prior notice of any proposed redemptions, distributions or reallocations.

              (b) Redemptions and distributions shall be charged against the various Partnership accounts managed by its trading advisors, including the Advisor, in such proportions as the General Partner, in its discretion, determines to be in the Partnership's best interests.

         12. Brokerage Confirmations and Reports. The General Partner will instruct the Partnership's commodity broker or brokers to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Partnership's assets under the management of the Advisor. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that except as provided in Section 1(f) hereof, the Advisor shall not be responsible for any brokerage errors. The General
Partner also will furnish the Advisor with a copy of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the limited partners, the Securities and Exchange Commission ("SEC"), the CFTC and the NFA. The Advisor shall, at the General Partner's request, provide the General Partner with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by the Partnership's commodity broker regarding the Partnership, and in the Advisor's possession or control, as the General Partner deems appropriate, if the General Partner cannot obtain such copies on its own behalf. Upon request, the General Partner will provide the Advisor with accurate information with respect to the Partnership's then current Net Asset Value and Net Asset Value per Unit.

         13. The Advisor's Representations and Warranties. The Advisor represents and warrants that:

              (a) It has full corporate capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

              (b) It will not by entering into this Agreement and by acting as a commodity trading advisor to the Partnership, (i) be required to take any action contrary to its incorporating documents or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

              (c) It is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement;

              (d) A copy of its most recent Commodity Trading Advisor Disclosure Document, as required by Part 4 of the CFTC's regulations, has been provided to the Partnership in the form of Exhibit B hereto and, except as disclosed in such Disclosure Document, all information in such Disclosure Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the Commodity Exchange Act, as amended, including the rules and regulations thereunder;

              (e) The amount of Partnership assets to be allocated to the Advisor should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading Approach to a degree which would be expected to have a material adverse effect on the Partnership;

              (f) Neither the Advisor nor its stockholders, directors, officers, employees, agents, principals, affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly or deliberately use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the limited partners of the Partnership; nor (ii) shall solicit any person it or they know is a limited partner of the Partnership for the purpose of soliciting commodity business from such limited partner, unless such limited partner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent other than in violation of clause (i);

              (g) This Agreement has been duly and validly authorized, executed and delivered and is a valid and binding agreement, enforceable against it in accordance with its terms;

              (h) On the date hereof, it is, and during the term of this Agreement it will be, a Delaware corporation duly formed and validly existing and in good standing under the laws of the State of Delaware and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification, and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement;

              (i) Alexander Hyman and Carl J. Beck each devote, and will continue to devote during the term of this Agreement, such portion of his time to the trading activities of, and the conduct of the business of, the Advisor as they shall reasonably believe is necessary and appropriate; and

              (j) There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before any court or arbitration panel, or before or by any governmental, administrative or self-regulatory body, to which it or its principals is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in its condition (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of its assets or which reasonably might be expected to (A) materially impair its ability to discharge its obligations to the Partnership, or (B) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed; and it has not received any notice of an investigation by (i) the NFA regarding noncompliance with NFA rules or the CE Act, (ii) the CFTC regarding noncompliance with the CE Act, or the rules and regulations thereunder, or (iii) any exchange regarding noncompliance with the rules of such exchange, which investigation reasonably might be expected to (1) materially impair its ability to discharge its obligations to the Partnership, or (2) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed.

         The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the Advisor promptly will notify the Partnership in writing thereof.

         14. The General Partner's Representations and Warranties. The General Partner represents and warrants on behalf of the Partnership and itself that:

              (a) It has full corporate capacity and authority to enter into this Agreement;

              (b) It will not, by acting as general partner to the Partnership or by entering into this Agreement, (i) be required to take any action contrary to its incorporating documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule, regulation, to which it or the Partnership is a party or by which it or the Partnership is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over the Partnership or the General Partner, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Partnership's duties under this Agreement;

              (c) The Partnership and the General Partner have obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to act as described in the Partnership's Registration Statement and Prospectus, including, without limitation, registration as a commodity pool operator under the CE Act and membership as a commodity pool operator in the NFA. The General
Partner will maintain and renew the foregoing registrations, licenses, memberships and approvals, as appropriate, during the term of this Agreement;

              (d) The Partnership and the General Partner have complied, and will continue to comply, with all laws, rules and regulations having application to its or their business, including rules and regulations promulgated by the CFTC and NFA, the violation of which would materially and adversely affect the business, financial condition or earnings of the Partnership or the General Partner; and there are no actions, suits or proceedings pending or, to the best of the knowledge of the Partnership or the General Partner, threatened against it or them, at law or in equity or before or by any federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, or by any commodity or security exchange worldwide in which an adverse decision would materially and adversely affect the ability of the Partnership or the General Partner to comply with, and perform their obligations under, this Agreement;

              (e) This Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms; and

              (f) On the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Partnership, a duly formed and validly existing limited partnership, and (ii) in the case of the General Partner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement; and

              (g) All authorizations, consents or orders of any court, or of any federal, state or other governmental or regulatory agency or body required for the valid authorization, issuance, offer and sale of the Partnership's Units were obtained, and, to the best of its knowledge, after due inquiry no order preventing or suspending the use of the Prospectus with respect to the Units was issued by the SEC, the CFTC or the NFA. The Partnership's Registration Statement and Prospectus contained all statements which were required to be made therein, conformed in all material respects with the requirements of the Securities Act of 1933, as amended and the CE Act, and the rules and regulations of the SEC and the CFTC, respectively, thereunder, and with the rules of the NFA, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in light of the circumstances in which they were made) not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the General Partner, the Partnership or to Prudential Securities by or on behalf of the trading advisors referenced in the Registration
Statement or Prospectus, including, without limitation, all references to those trading advisors and their affiliates, controlling persons, shareholders, directors, officers and employees, as well as to each such trading advisor's trading approach and past performance history.

              (h) The Partnership's offering of its Units has terminated and there are not currently, and will not be in the future, any offering materials in use by the Partnership or the General Partner in connection with the offer or sale of Units in the Partnership.

         The within representations and warranties shall be continuing during the term of this

Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General
Partner promptly will notify the Advisor in writing.

         15. Assignment. This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.

         16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any purchasers, as such, of Units.

         17. Amendment or Modification. This Agreement may not be amended or modified except by the written consent of the parties hereto.

         18. Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally, by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the General Partner:             If to the Partnership:
Seaport Futures Management Inc.       Prudential-Bache OptiMax
One New York Plaza, 13th floor           Futures Fund, L.P.
New York, New York 10292-2585         c/o Seaport Futures Management Inc.
Attention:  James M. Kelso            One New York Plaza, 13th floor
Facsimile:  (212) 778-7867             New York, New York 10292-2585
                                       Attention:  James M. Kelso
                                       Facsimile:  (212) 778-7867

and in either case with a copy to:

Rosenman & Colin LLP         and  Prudential Securities Incorporated
575 Madison Avenue                One New York Plaza, 13th Floor
New York, New York 10022          New York, New York 10292-2585
Attention:  Fred M. Santo, Esq.   Attention:  James M. Kelso
Facsimile:  (212) 940-7079        Facsimile:  (212) 778-7867

If to the Advisor:                with a copy to:

Hyman Beck & Company Inc.         Sidley & Austin
6 Campus Drive                    875 Third Avenue
Parsippany, New Jersey 07054      New York, New York 10022
Attention:  Alexander Hyman       Attention:  Michael J. Schmidtberger, Esq.
Facsimile:  (201) 644-3366        Facsimile:  (212) 906-2021


         19. Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

         20. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

         21. Disclosure Document Modifications. The Advisor shall promptly furnish the General Partner with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure Document by the General Partner, the General Partner will provide the Advisor with an acknowledgement of receipt thereof.

         22. Promotional Literature. The parties agree that prior to using any literature in which reference to the other parties hereto is made, they shall furnish a copy of such information to the other parties and will not make use of any literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

         23. No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

         24. Headings. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

         25. Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

         26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

        IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

PRUDENTIAL-BACHE OPTIMAX          SEAPORT FUTURES MANAGEMENT INC.
   FUTURES FUND, L.P.

By: SEAPORT FUTURES
    MANAGEMENT INC.,                  By: /s/ James M. Kelso
Its: General Partner                      --------------------------
                                          James M. Kelso, President

By: /s/ James M. Kelso
   ----------------------------
   James M. Kelso, President


HYMAN BECK & COMPANY, INC.
By: /s/ Alexander Hyman
   -----------------------------
   Alexander Hyman, President

                                    EXHIBIT "A"

         "Net Asset Value" means the total assets, including, but not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Partnership, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

              (a) Net Asset Value shall include any unrealized profit or loss on open Commodities Positions, and any other credit or debit accruing to the Partnership but unpaid or not received by the Partnerships.

              (b) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a non-United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day.
The current market value of all open forward contracts entered into by the Partnership shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The General Partner may in its discretion value any assets of the Partnership pursuant to such other principles as it may deem fair and equitable.

              (c) Interest earned on the Partnership's commodity brokerage account shall be accrued at least monthly; and

              (d)  The amount of any distribution made pursuant to
Article VIII of the Partnership's Partnership Agreement shall be a liability of the Partnership from the day when the distribution is declared until it is paid.

                                 EXHIBIT "B"

                     HYMAN BECK & COMPANY INC

                          6 CAMPUS DRIVE
                   PARSIPPANY, NEW JERSEY  07054
                     TELEPHONE (201) 644-9300
                      TELEFAX (201) 644-3366

                       DISCLOSURE DOCUMENT

            THE COMMODITY FUTURES TRADING COMMISSION
         HAS NOT PASSED UPON THE MERITS OF PARTICIPATING
         IN THIS TRADING PROGRAM NOR HAS THE COMMISSION
           PASSED ON THE ADEQUACY OR ACCURACY OF THIS
                      DISCLOSURE DOCUMENT

             THE DATE OF THIS DISCLOSURE DOCUMENT IS
                        MARCH 20, 1996

                     RISK DISCLOSURE STATEMENT

     THE RISK OF LOSS IN TRADING COMMODITIES CAN BE SUBSTANTIAL. YOU SHOULD THEREFORE CAREFULLY CONSIDER WHETHER SUCH TRADING IS SUITABLE FOR YOU IN LIGHT OF YOUR FINANCIAL CONDITION. IN CONSIDERING WHETHER TO TRADE OR TO AUTHORIZE SOMEONE ELSE TO TRADE FOR YOU, YOU SHOULD BE AWARE OF THE FOLLOWING:

     IF YOU PURCHASE A COMMODITY OPTION YOU MAY SUSTAIN A TOTAL LOSS OF THE PREMIUM AND OF ALL TRANSACTION COSTS.

     IF YOU PURCHASE OR SELL A COMMODITY FUTURE OR SELL A COMMODITY OPTION YOU MAY SUSTAIN A TOTAL LOSS OF THE INITIAL MARGIN FUNDS AND ANY ADDITIONAL FUNDS THAT YOU DEPOSIT WITH YOUR BROKER TO ESTABLISH
OR MAINTAIN YOUR POSITION. IF THE MARKET MOVES AGAINST YOUR POSITION, YOU MAY BE CALLED UPON BY YOUR BROKER TO DEPOSIT A SUBSTANTIAL AMOUNT OF ADDITIONAL MARGIN FUNDS, ON SHORT NOTICE, IN ORDER TO MAINTAIN
YOUR POSITION.  IF YOU DO NOT PROVIDE THE REQUESTED FUNDS WITHIN
THE PRESCRIBED TIME, YOUR POSITION MAY BE LIQUIDATED AT A LOSS, AND YOU WILL BE LIABLE FOR ANY RESULTING DEFICIT IN YOUR ACCOUNT.

     UNDER CERTAIN MARKET CONDITIONS, YOU MAY FIND IT DIFFICULT OR IMPOSSIBLE TO LIQUIDATE A POSITION. THIS CAN OCCUR, FOR EXAMPLE,
WHEN THE MARKET MAKES A "LIMIT MOVE".

     THE PLACEMENT OF CONTINGENT ORDERS BY YOU OR YOUR TRADING ADVISOR, SUCH AS A "STOP-LOSS" OR "STOP-LIMIT" ORDER, WILL NOT NECESSARILY LIMIT YOUR LOSSES TO THE INTENDED AMOUNTS, SINCE MARKET CONDITIONS MAY MAKE IT IMPOSSIBLE TO EXECUTE SUCH ORDERS.

     A "SPREAD" POSITION MAY NOT BE LESS RISKY THAN A SIMPLE "LONG" OR "SHORT" POSITION.

     THE HIGH DEGREE OF LEVERAGE THAT IS OFTEN OBTAINABLE IN COMMODITY TRADING CAN WORK AGAINST YOU AS WELL AS FOR YOU. THE USE OF LEVERAGE CAN LEAD TO LARGE LOSSES AS WELL AS GAINS.

     IN SOME CASES, MANAGED COMMODITY ACCOUNTS ARE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT AND ADVISORY FEES. IT MAY BE NECESSARY FOR THOSE ACCOUNTS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS, AT PAGE 7, A COMPLETE DESCRIPTION OF
EACH FEE TO BE CHARGED TO YOUR ACCOUNT BY THE COMMODITY TRADING ADVISOR.

     THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ASPECTS OF THE COMMODITY MARKETS. YOU SHOULD THEREFORE CAREFULLY STUDY THIS DISCLOSURE DOCUMENT AND COMMODITY TRADING BEFORE YOU TRADE, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 8-11.

     YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS
ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED. BEFORE YOU
TRADE YOU SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO YOUR PARTICULAR CONTEMPLATED TRANSACTIONS AND ASK THE FIRM WITH WHICH YOU INTEND TO TRADE FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE IN BOTH YOUR LOCAL AND OTHER RELEVANT JURISDICTIONS.

     THIS COMMODITY TRADING ADVISOR IS PROHIBITED BY LAW FROM ACCEPTING FUNDS IN THE TRADING ADVISOR'S NAME FROM A CLIENT FOR TRADING COMMODITY INTERESTS. YOU MUST PLACE ALL FUNDS FOR TRADING IN THIS TRADING PROGRAM DIRECTLY WITH A FUTURES COMMISSION MERCHANT.

                   TABLE OF CONTENTS

Risk Disclosure Statement. . . . . . . . . . . .i

Table of Contents. . . . . . . . . . . . . . . ii

Introduction to Hyman Beck & Company, Inc. . . .1

Principals and Key Personnel . . . . . . . . . .1

Trading Approaches . .. . . . . . . . . . . . . 3

Investment Portfolios. . . . . . . . . . . . . .6

Advisory Fees. . . . . . . . . . . . . . . . . .7

Risk Factors . . . . . . . . . . . . . . . . . .8

The Futures Commission Merchant. . . . . . . . 11

Legal Matters. . . . . . . . . . . . . . . . . 12

Potential Conflicts of Interest. . . . . . . . 12

Performance Information. . . . . . . . . . . . 13

Report of Deloitte & Touche LLP and Performance Tables .14

Advisory Agreement . . . . . . . . . . . . . . . Appendix A

Acknowledgment of Receipt of Disclosure Document .Appendix B

Fee Payment Authorization. . . . . . . . . . . . .Appendix C

                      HYMAN BECK & COMPANY, INC.

     Hyman Beck & Company, Inc. ("HB & Co.") is engaged in the business of providing trading advisory services to customers with respect to futures contracts, forward contracts, options on futures contracts and physical commodities, exchange of futures for physical ("EFP") transactions, and other futures-related interests (collectively, "futures interest contracts") on United States and foreign exchanges and markets. HB & Co. trades futures interest contracts including, but not limited to, contracts in agricultural items, energy products, financial instruments and indices, foreign currencies, and metals, as more fully described herein.

     HB & Co. manages accounts for trading in futures interest contracts on a discretionary basis; its trading methodologies are speculative in nature and potential clients, after reading this Disclosure Document, should determine whether a futures interest account managed by HB & Co. is consistent with their financial situations and investment objectives. HB & Co.'s past performance and that of its principals is set forth in Exhibit A.

      HB & Co. was incorporated under the laws of the State of Delaware in February 1991. HB & Co. is registered as a commodity trading advisor and commodity pool operator with the Commodity Futures Trading Commission ("CFTC") and is a member of the National Futures Association in such
capacities effective March 1991.   HB & Co.'s principal office is
located at 6 Campus Drive, Parsippany, New Jersey  07054, telephone
(201) 644-9300, telefax (201) 644-3366.

                        PRINCIPALS AND KEY PERSONNEL

     The principals and key personnel of Hyman Beck & Company, Inc. are listed below. HB & Co. is wholly-owned by Mr. Hyman and Mr. Beck.

     Alexander Hyman is the President and a principal of HB & Co. Mr. Hyman is also a fifty percent shareholder of HB & Co. Mr. Hyman, along with Mr. Beck, is directly responsible for all trading and money management decisions made by HB & Co. From 1983 through February
1991, Mr. Hyman was employed by Dean Witter Reynolds, Inc., a registered futures commission merchant, where, at the time of his departure, he was First Vice President and Associate Director of the Managed Futures Division and a Director and principal of Dean Witter Futures & Currency Management Inc., a registered commodity trading advisor. Mr. Hyman was also a Director of Demeter Management Corporation, the sponsor of all of Dean Witter's public futures funds. While at Dean Witter, Mr. Hyman also was responsible for the development of managed futures products. Mr.
Hyman was graduated from Hofstra University in May 1983 with a B.B.A. degree in International Business and Economics.

     Carl J. Beck is Vice President, Secretary, Treasurer, and a principal of HB & Co. Mr. Beck is also a fifty percent shareholder of HB & Co. Mr. Beck, along with Mr. Hyman, is directly responsible for all trading and money management decisions made by HB & Co. From 1985 through February 1991, Mr. Beck was employed by Dean Witter Reynolds, Inc., a registered futures commission merchant, where, at the time of his departure, he held the position of Vice President and Senior Portfolio Manager. Mr. Beck was also a Vice President and principal of Dean Witter Futures & Currency Management Inc., a registered commodity trading advisor, where he was responsible for day to day management and trading activities. Prior to joining Dean Witter, Mr. Beck was employed by J. Aron & Co., a commodity trading firm. As of April 1994, Mr. Beck was appointed to and serves on the Board of Managers of the Coffee, Sugar & Cocoa Exchange, Inc. Mr. Beck was graduated magna cum laude from Fordham University in May 1983 with a B.A. degree in Economics and earned an M.B.A. degree in Finance from New York University in May 1989.

     David B. Fuller is responsible for accounting and administration. Prior to joining HB & Co. in March 1994, Mr. Fuller was employed by Link Strategic Investors, Inc., an international investment management firm, where, at the time of his departure, he held the position of Senior Financial Officer. Prior to joining Link in January 1993, Mr. Fuller was the Senior Financial Officer for Bearbull Investment Products (U.S.A.), an international investment management firm. From January 1989 to July 1991, Mr. Fuller was Controller of Rayner & Stonington, L.P., a registered commodity trading advisor, where he was responsible for accounting and financial reporting. From October 1984 to December 1988 Mr. Fuller was Controller and Assistant Treasurer of Gill and Duffus Inc., members of the Coffee, Sugar & Cocoa Exchange, Inc. Mr. Fuller began his career in 1978 as a staff accountant for Krieger & Schissel, a public accounting firm and is a member of the American Institute of Certified Public Accountants, and the New York Society of Certified Public Accountants. Mr. Fuller was graduated from Lehigh University in May 1978 with a B.S. degree in Accounting.

  Troy W. Buckner is responsible for research activities at HB & Co.
Prior to joining HB & Co. in June 1995, Mr. Buckner was a principal at Classic Capital, Inc., an international investment management firm, where he designed systematic trading programs from January 1994 to June 1995. From December 1989 to January 1994, Mr. Buckner was self employed as an independent trader while developing an advanced architecture useful in the modeling of financial and commodity market prices. From March 1989 to December 1989, Mr. Buckner traded energy futures contracts for George E. Warren Corp., an energy trading firm. From June 1986 to March 1989, Mr. Buckner was employed by Salomon Brothers Inc., a securities brokerage and investment firm, where he specialized in the sale of stock market portfolios as well as futures and option strategies. Mr. Buckner was graduated from the University of Delaware with a B.S. in Finance in 1984 and earned an M.B.A.
from the University of  Chicago in 1986.

          John J. McCormick is a principal of HB & Co. Mr. McCormick is directly responsible for the implementation of trading decisions for HB & Co.'s futures interest portfolios. Prior to joining HB & Co., Mr. McCormick was employed by Dean Witter Reynolds, Inc. from 1986 through February 1991 where, at the time of his departure, he held the position of Assistant Vice President and Internal Accounts Manager. Mr. McCormick is also responsible for generating most of the research reports used by Messrs. Hyman and Beck in determining their trading decisions. Mr. McCormick was graduated from Fordham University in 1986 with a B.S. degree in Accounting and earned an M.B.A. degree in Finance from Fordham University in May 1993.

          Deirdre P. Murray is responsible for the implementation of trading decisions for HB & Co.'s futures interest portfolios. Prior to becoming a trader, Ms. Murray held various positions since joining HB & Co. in August 1991, where, most recently, she was responsible for performance reporting as well as preparation of daily trading reports. Ms. Murray was graduated from Iona College in May 1991 with a B.B.A. degree in Accounting.

          Marcia L. Gaeta is responsible for the implementation of trading decisions for HB & Co.'s futures interest portfolios.
Prior to joining HB & Co. in October 1994, Ms. Gaeta held various positions within the Managed Futures Division at Dean Witter Reynolds, Inc. from May 1983 through September 1994, where, most recently, she held the position of Head Trader. Ms. Gaeta was graduated from Waynesburg College in May 1981 with a B.A. degree in Psychology.

          John S. Ryan is responsible for systems management and program design at HB & Co. Prior to joining HB & Co. in March 1993, Mr. Ryan was employed by International Business Machines Corporation from February 1988 to March 1993, where he held various positions and, most recently, was responsible for Corporate Networks Design and Implementation in the New York metropolitan area. Mr. Ryan was graduated from Baruch College in May 1991 with a B.B.A. degree in Computer Information Systems.

                              TRADING APPROACHES

Technical vs. Fundamental Trading

          Futures traders typically rely on either "technical" or "fundamental" analysis, or a combination of both, for their trading decisions. Technical analysis is based upon the theory that a study of the markets themselves will provide a means of anticipating future prices. Technical analysis of the markets generally includes a study of, among other things, actual daily, weekly and monthly price fluctuations, volume variations and changes in open interest. Technical traders frequently utilize charts and computers for analysis of these items, including a series of mathematical measurements and calculations designed to monitor market activity.

          Fundamental analysis, on the other hand, relies on the evaluation of factors external to the market itself in predicting future prices. Such factors might include weather, government policies, domestic and foreign political and economic events and changing trade prospects. Fundamental analysis is premised on the concept that market prices frequently may not reflect the real value of a futures interest contract, although such value will eventually determine price levels. By analyzing underlying economic factors, a fundamental trader hopes to predict future market trends as price levels and actual value move into parity.

          HB & Co. relies primarily on technical analysis. The trading methodologies employed by HB & Co. are based on programs analyzing a large number of interrelated mathematical and statistical formulas and techniques which are quantitative and proprietary in nature.

Technical Trend-Following Approach

          The profitability of HB & Co.'s trading pursuant to technical trend-following analysis, emphasizing mathematical and charting approaches, will depend on the occurrence in the future, as in the past, of major price trends in some markets. If there are no such price trends, trend-following trading approaches are likely to be unprofitable.
There have been trendless periods in the past which can be expected to recur.

          Technical, trend-following trading approaches will seldom direct market entry or exit at the most favorable price in the particular market trend. Rather, these types of trading styles seek to close out losing positions quickly and to hold profitable positions, or portions thereof, for as long as the trading systems determine that the particular market trend continues to exist. There can be no assurance that profitable positions can be liquidated at the most favorable price in a particular trend. As a result, the number of losing transactions can be expected to exceed the number of profitable transactions. However, if the systems are successful, these losses should be more than offset by a few large gains.

               HB & Co. employs risk management techniques which have been developed by Messrs. Beck and Hyman with the objectives of limiting losses, controlling market exposure and capturing profits.
HB & Co.'s trading approach also includes a "neutral mode" which may indicate that no position is appropriate in a particular contract or contract group in an attempt to preserve capital in trendless markets. Position size is a dynamic function of the volatility and price trend of each market and may vary significantly from one trade to the next within each market.

Technical, Non-Linear Approach

          HB & Co. has recently developed a technical, systematic program that combines money management principles with non-linear modeling techniques. This technical approach to the markets does not depend on the occurrence of major price trends in order to be profitable. Rather, trades are made under various market conditions and are typically of short duration, averaging six days in length.
Unlike the other HB & Co. strategies, this program may buy or sell volatility depending on recent market conditions. A key distinguishing feature of this approach is its ability to trade correlated markets differently. It is common, for example, for this portfolio to be long
(buy) soybeans and short (sell) soybean meal or to be long heating oil and short crude oil. HB & Co. believes that the non-linear models utilized in this approach should excel at pattern recognition and the detection of conditional relationships between and among different data inputs.

          The process of generating trades begins with the selection of a price target, with respect to given market conditions, reflecting the likelihood that short-term reward is substantially in excess of
risk.   An assortment of time series variables are calculated as
input to be used in the modeling process. With each variable an attempt is made to depict a different facet of a given market s historical price movement.

          HB & Co. believes that since the timing of trades is significantly random, diversification and expected returns may be
enhanced by adding viable markets to the portfolio s mix.   Positions
are established when the models indicate a high probability of substantial reward relative to anticipated risk. Positions may be initiated in either trending or choppy markets. Although positions are established at frequent intervals, there is no position approximately 60% of the time in any given market. The trading philosophy assumes that there are many significant short-term moves, but that relatively few of them offer the desired risk/reward ratio.

Implementation of Trading Approaches

          HB & Co., from time to time, may change or refine the trading systems employed to manage its accounts as a result of ongoing research and development. Clients will not be informed of these changes as they may occur. Additional trading systems may be developed by the principals of HB & Co. and may be employed in trading accounts managed by HB & Co. The principals of HB & Co. review and maintain discretion over all computer generated trading parameters.

          Although technical trading systems normally consist of a series of fixed rules applied manually or by computer, such systems still require certain subjective judgments and decisions. For example, Messrs. Beck and Hyman will select the contracts and markets which will be followed, the contracts and markets which will be actively traded and the contract months in which positions will be maintained. Messrs. Beck and Hyman will also determine when to roll over a position (i.e., liquidate a position which is about to expire and initiate a new position in a more distant contract month). These types of decisions require consideration of, among other things, the volatility of a particular market, the pattern of price movements (both interday and intraday), open interest, trading volume, changes in spread relationships between various contract months and between various contracts and overall portfolio balance and risk exposure. With respect to the timing and execution of trades, Messrs. Beck and Hyman may also rely to some extent on the judgment of others, such as floor brokers. No assurance can be made that consideration will be given to any or all of the foregoing factors by Mr. Beck and Mr. Hyman with respect to every trade for an account managed by HB & Co. or that consideration of any of such factors in a particular situation will lessen the account's risk of loss. Clients should be aware that such decisions may involve a substantial element of judgment and the unavailability of Messrs. Beck or Hyman to make such decisions could materially impair the operation of the technical trading approach.

Leverage and Risk Management

          Along with the subjective decision making authority reserved for Messrs. Beck and Hyman, HB & Co. also maintains a procedure for determining the appropriate quantity of contracts to be traded for an account of a given size and for all accounts. HB & Co. may continually adjust its trading portfolios and the position size of an order immediately prior to placement, and/or after the initial position is established, based on such factors as past market volatility, prices of commodities, amount of risk, potential return and margin requirements. The decision not to trade a certain futures interest at certain times or to reduce the number of contracts traded in a particular futures interest may result in missing significant profit opportunities that otherwise might have been captured if HB & Co. depended solely on the computer-based aspects of its trading strategy or on different trading strategies altogether.

     HB & Co. may, at its discretion, adjust leverage in certain markets or entire portfolios. Adjustments to certain positions or entire portfolios for leverage may positively or negatively affect performance. In addition, if an adjustment is made to one trading portfolio it is not necessarily made to all portfolios. Factors which may affect the decision to adjust leverage include research, portfolio volatility, current market volatility, risk exposure, subjective judgment, and evaluation of these and other general market conditions. No assurance is given to clients that such leverage adjustments will be to their financial benefit, and such leverage adjustments may actually result in lost opportunities or substantial losses.

          New client accounts may encounter certain risks related to the initial investment of assets during account start-up periods. For example, during an account s start-up period, the level of diversification may be lower than a previously existing account with a fully committed and diversified portfolio. Also, a new account may commence trading in markets which have experienced a trend in the account s favor but then subsequently retrace.

          Since HB & Co. considers preservation of initial assets paramount to producing trading results, HB & Co. employs risk management techniques in an effort to reduce risk. These techniques include attempts to trade multiple uncorrelated markets in an effort to diversify as well as to limit the equity committed to each market and market sector. No assurance can be given to clients that such techniques will be to their financial benefit, and such techniques may actually result in lost opportunities or substantial losses.

               HB & Co. believes that a long-term commitment to its trading approach is necessary for profitable trading opportunities. Although client accounts may be closed at any time, HB & Co. suggests that prospective clients refrain from opening an account unless they can commit a minimum of two years to the investment. Due to the importance of diversification among many markets, HB & Co. suggests a minimum client account size of $1 million. Account sizes under $1 million may be exposed to increased volatility of returns and additional risk of loss.

           The potential for profit, and associated risks, for a particular client s account at different times, and for different client accounts at the same time, may vary significantly according to factors including, but not limited to, the HB & Co. portfolio traded, market conditions, the size of the given account, the brokerage commissions charged, the management and incentive fees charged, the contracts, if any, excluded by the client, and the account commencement date. Accordingly, no client should expect the same performance results as any other account or the composite performance presented herein.

           HB & Co. currently offers its clients five portfolios in which to participate: its "Global Portfolio", its foreign currency "FX Portfolio", its "Diversified Portfolio", its Asset Allocation
Portfolio , and its  Short-Term Portfolio .   Each portfolio is
traded pursuant to HB & Co.'s trading methodologies. Although some markets are traded in more than one portfolio, each portfolio also trades markets which are unique to such portfolio as described below. Messrs. Beck and Hyman, at their discretion and according to their research, may add to or delete from the markets traded in each portfolio. The actual portfolio balance and number of markets traded may depend, in part, on the size of the client's account.

                             INVESTMENT PORTFOLIOS

The Global Portfolio

          The Global Portfolio trades over 30 futures and forward markets worldwide with a concentration in world interest rate and other financial markets. The Global Portfolio participates in many of the internationally traded futures and forward markets not necessarily represented in the Diversified and FX Portfolios. These markets may include, but are not limited to, Australian, British, French, German, Italian, Japanese and U.S. fixed income instruments, precious and base metals, foreign currencies, foreign and domestic stock indices, and other internationally traded commodity markets.

The FX Portfolio

          The FX Portfolio participates in the world currency markets. The interbank dealer forward market offers the opportunity to trade currencies for which there are no futures markets. The FX Portfolio may participate in up to 40 foreign currency crossrates (trading foreign currencies vs. other foreign currencies) and outrights (trading foreign currencies vs. the U.S. dollar). The currencies traded may include, but are not limited to, markets such as the Australian dollar, Austrian schilling, Belgian franc, British pound, Canadian dollar, Dutch guilder, Danish krone, German mark, French franc, Italian lira, Japanese yen, Malaysian ringgit, New Zealand dollar, Norwegian krone, Singapore dollar, Spanish peseta, Swedish krona, Swiss franc, and the U.S. dollar.

The Diversified Portfolio

          The Diversified Portfolio offers access to markets not typically represented in a traditional investment portfolio. The Diversified Portfolio trades a portfolio of over 40 diverse futures, forward and cash markets and offers diversification into select financial instruments, currencies, and tangible commodities such as agricultural items, energy products, precious and base metals, and other internationally traded commodity markets.

The Asset Allocation Portfolio

          The Asset Allocation Portfolio commenced trading in April 1992 and originally evolved from the intent of the principals of HB
& Co. to optimize participation in the Global, FX, and Diversified Portfolios. The strategy employed by the principals is to allocate assets actively among the three original portfolios (Global, FX, Diversified) in order to exploit opportunities in different risk/reward characteristics and performance cycles of the individual portfolios. This portfolio may engage, in varying degrees, the Global, FX, and Diversified Portfolios or some subset thereof. The allocation decisions are made by the principals of HB & Co. with the aid of certain research studies, and combined experience, in an effort to minimize risk and maximize profit opportunities.

The Short-Term Portfolio

          The Short-Term Portfolio is a systematic program that combines money management principles with non-linear modeling techniques.
Unlike other HB & Co. strategies, this program may buy or sell volatility depending on near-term market conditions. It is common, for example, for this portfolio to be long (buy) soybeans and short
(sell) soybean meal or to be long heating oil and short crude oil.
The Short-Term Portfolio currently trades 44 markets, including but not limited to foreign and domestic stock indices, foreign currencies, energy products, precious and base metals, agricultural items, and foreign and domestic fixed income instruments, with positions in an average of 20 futures and forward markets at any point in time.

                                 ADVISORY FEES

          Each client of HB & Co. is required to execute and deliver to HB & Co. an Advisory Agreement and a Trading Authorization form. During the term of the Advisory Agreement, the client will be required to pay HB & Co. a monthly management fee, without regard to the profitability of HB & Co.'s trading for the client's account. In addition, the client will be required to pay HB & Co. a quarterly incentive fee based on the profitability of HB & Co.'s trading for the client's account.

Monthly Management Fee

          HB & Co. will receive a monthly management fee equal to 1/4 of 1% of the account's month-end Net Assets before withdrawals made during the month (a 3% annual rate). The term "Net Assets" of the account shall mean total assets (including, but not limited to, all cash and cash equivalents, valued at cost, accrued interest, and the market value of all open futures interest positions), less liabilities of the account (including the accrued portion of brokerage fees), excluding accrued management and incentive fees. The management fee payable to HB & Co. for the month in which the account commences or terminates trading operations will be pro-rated based on the ratio that the number of trading days in the month in which the account receives trading advice from HB & Co. bears to the total number of trading days in the month.

Incentive Fee

          HB & Co. will receive a quarterly incentive fee equal to 25% of the Trading Profits earned by the client's account as of the end of each quarterly incentive fee period as described in the Advisory Agreement (each, an "Incentive Fee Period"). The term "Trading Profits" is defined to mean the net futures interest trading profits (realized and unrealized) earned by the account as of the end of each Incentive Fee Period after deduction of brokerage commissions paid and accrued, floor brokerage fees, and other fees, costs, and expenses directly related to the account s trading activities (but prior to reduction for any accrued and unpaid incentive fees); such Trading Profits shall be determined from the end of the last Incentive Fee Period for which an incentive fee was earned by HB & Co. or, if no incentive fee has been earned previously by HB & Co., from the date that the account began to receive trading advice from HB & Co. to the end of the Incentive Fee Period as of which such incentive fee calculation is being made. In the calculation of Trading Profits, HB & Co. is not required to earn back previously paid incentive fees.

          If the Advisory Agreement is terminated as of any date which is not the end of a Incentive Fee Period, the incentive fee described above, if applicable, will be determined as if such termination date were at the end of a quarter.

          If any payment of incentive fees is made to HB & Co. on account of Trading Profits and the client's account thereafter fails to earn Trading Profits or experiences losses for any subsequent calendar quarter, HB & Co. will be entitled to retain such amounts of incentive fees previously paid to it in respect of such Trading Profits. However, no subsequent incentive fees will be payable to HB & Co. until the account has again earned new Trading Profits.

                             RISK FACTORS

          Trading futures interest contracts involves a high degree of risk. The markets in which HB & Co. trades are highly speculative, leveraged, volatile and, at certain times, illiquid. When investing in futures interest contracts a client should be aware that liability is not limited to the initial investment or the equity in the clients account but can extend to losses beyond these balances.

Futures Interest Trading Is Speculative and Volatile

               Futures interest prices are highly volatile. Price movements of futures interest contracts are influenced by, among other things, changing supply and demand relationships, climate, government, agricultural, trade, fiscal, monetary and exchange control programs and policies, national and international political and economic events, crop disease, the purchasing and marketing programs of different nations, and changes in interest rates. In addition, governments from time to time intervene, directly and by regulation, in certain markets, particularly those in currencies and interest-rates. Such intervention is often intended to influence prices directly. None of these factors can be controlled by HB & Co. and no assurances can be given that its advice will result in profitable trades for a client or that a client will not incur substantial losses.

Futures Markets May Be Illiquid

                    Many United States futures exchanges impose daily limits on the amount by which the price of most futures interest contracts traded on such exchanges may vary during a single day. Daily limits prevent trades from being executed during a given trading day at a price above or below the daily limit. Once the price of a futures interest contract has moved to the limit price, it may be difficult, costly or impossible to liquidate a position. Futures prices have occasionally moved the daily limit for several consecutive days with little or no
trading.   Such limits could prevent HB & Co. from promptly liquidating unfavorable positions and, therefore could subject clients to substantial losses, including losses in excess of their accounts. In addition, even if futures prices have not moved the daily limit, HB & Co. may be unable to execute trades at favorable prices if the liquidity of the market is not adequate. It is also possible for an exchange or the CFTC to suspend trading in a particular contract, order immediate settlement of a particular contract or order that trading in a particular contract be conducted for liquidation only. HB & Co. trades on certain non-U.S. markets, which may be substantially more prone to periods of illiquidity than the United States markets due to a variety of factors.

Substantial Leverage

          Low margin deposits are normally required in futures interest contract trading, and therefore, permit an extremely high degree of leverage. Accordingly, a relatively small price movement in a contract may result in immediate and substantial losses in excess of the amount invested. For example, if at the time of purchase 10% of the price of a contract is deposited as margin, a 10% decrease in the price of the contract would, if the contract is then closed out, result in a total loss of the margin deposit before any deduction for brokerage commissions. A decrease of more than 10% would result in a loss of more than the total margin deposit. HB & Co. generally intends to commit between 10% and 25% of an account s assets, on average, for margin deposits.

Possible Effects of Speculative Position Limits

         The CFTC and the United States commodities exchanges have established limits referred to as speculative position limits on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on United States commodities exchanges. All accounts owned or managed by HB & Co. will be combined for speculative position limit purposes. HB & Co. could be required to liquidate positions held for its accounts in order to comply with such limits. Any such liquidation could result in substantial losses to clients.

The Forward Markets

          Forward contracts are not traded on exchanges; rather, banks and dealers act as principals in these markets. Neither the CFTC nor banking authorities currently regulate trading in forward contracts, and there is no limitation on the daily price movements of forward contracts. Speculative position limits are not applicable to forward trading.

          The principals who deal in the forward markets are not required to continue to make markets in the forward contracts they trade. There have been periods during which certain participants in the forward markets have refused to quote prices for forward contracts or have quoted prices with an unusually wide spread between the price at which they are prepared to buy and that at which they are prepared to sell. The imposition of credit controls by governmental authorities might also limit such forward trading. A client may be subject to the risk of the inability or refusal to perform on the part of the principals or agents with or through whom such forward contracts are traded.

Foreign Futures Exchanges

          Trading on commodity exchanges outside the United States is not regulated by any United States governmental agency and may involve certain risks not applicable to trading on United States exchanges. For example, some foreign exchanges, in contrast to United States exchanges, are actually "principals" markets in which performance is the responsibility only of the individual member with whom the trader has entered into a futures contract and not of an exchange or clearing corporation. Moreover, such trading may be subject to whatever regulatory provisions are applicable to transactions effected outside the United States, whether on foreign exchanges or otherwise. Trading on foreign exchanges involves the additional risks of expropriation, burdensome or confiscatory taxation, moratoriums, and investment controls or political or diplomatic events which might adversely affect HB & Co.'s trading activities. Trading on foreign exchanges is also subject to the risk of changes in the exchange rate between United States dollars and the currencies in which contracts traded on such exchanges are settled.

          Although the CFTC is prohibited by statute from promulgating rules which govern, in any respect, any rule, contract term or action of any foreign commodity exchange, the CFTC has full authority to regulate the sale of foreign futures contracts within the United States and has adopted regulations on this matter, effective as of February 1, 1988. These regulations may restrict the clients for whom or with whom HB & Co. may trade or the markets on which HB &
Co. trades, which may have an impact on future performance results.

Failure of the Client s Futures Commission Merchant ( FCM )

      Under CFTC regulations, FCMs are required to maintain a clients assets in a segregated account. If the client s FCM fails to do so, the client may be subject to a risk of loss of his funds on deposit with his FCM in the event of such FCM s bankruptcy. In addition, under certain circumstances, such as the inability of another client of the FCM or the FCM itself to satisfy substantial deficiencies in such other client s account, a client may be subject to a risk of loss of his funds on deposit with his FCM, even if such funds are properly segregated. In the case of any such bankruptcy or client loss, a client might recover, even in respect of property specifically traceable to the client, only a pro rata share of all property available for distribution to all of the FCM s clients.

     The financial failure of the parties with which the HB & Co. trades in the forward markets could also result in substantial losses, as clients, through HB & Co., will be dealing with such persons as principals, and, furthermore, there is no requirement that such forward market participants segregate customer funds held by them in respect of such trading.

Trading Decisions Based on Technical Analysis and on the Judgment of HB & Co.

     HB & Co. will make trading decisions for its Trading Portfolios primarily utilizing technical, rather than fundamental, analysis in addition to computerized charting techniques. The profitability of technical analysis depends upon the accurate forecasting of major price moves or trends in some commodities. No assurance can be given of the accuracy of the forecasts or the existence of major price moves. The best trading method, whether based on technical and/or fundamental analysis, will not be profitable if there are no price moves or trends of the kind the trading method seeks to follow. In the past, there have been periods without discernible trends, and presumably, such periods will continue to occur in the future. Any factor which would lessen the prospect of major trends in the future (such as increased governmental control of or participation in the commodities market) may reduce the prospect that a particular trading method, whether technical and/or fundamental, will be profitable in the future. Moreover, any factor which would make it more difficult to execute trades at desired prices in accordance with a trading method's signals (such as a significant lessening of liquidity in a particular market) would also be detrimental to profitability. Further, many other trading methods utilize similar analyses in making market decisions. Therefore, bunching of buy and sell orders can occur which makes it more difficult for a position to be established or liquidated. No assurance can be given that HB & Co.'s trading methods and strategies and trading decisions for a client will be successful under all or any market conditions.

     A limiting factor in the use of technical analysis is that such an approach requires price movement data which can be translated into price trends sufficient to dictate a market entry or exit decision.
Any trading method which is based upon such technical concepts will not perform well when markets are trendless or erratic, because a technical method may fail to identify a trend on which action should be taken or the method may react to minor price trends, which may result in losses. In addition, a technical trading method may underperform other trading methods when fundamental factors dominate price moves within a given market.
For example, since technical analysis generally does not take into account fundamental factors such as supply, demand and political and economic events, except insofar as certain factors may have influenced the technical data constituting input information for such strategies, a technical trading method may be unable to respond to fundamental causation events until after their impact has ceased to influence the market; positions dictated by such resultant price movements may be incorrect in light of the fundamental factors then affecting the market.

Increased Use of Trend-Following and Counter-Trend Systems

          Trading systems that employ trend-following timing signals and systems that employ counter-trend techniques have increased in use during recent years. With respect to trend-following systems, while the precise effect of such increase cannot be determined, such increase could alter trading patterns or affect trade execution to the detriment of HB & Co.
and its clients. As to counter-trend systems (or other systems that attempt to profit from the wide use of trend-following systems by running stop points or otherwise), their effect is even harder to determine, but such increase could also alter trading patterns to the detriment of clients.

Technical, Non-Linear Approach

            HB & Co.'s technical, non-linear approach is anticipated to generate a significantly greater number of trades than HB & Co.'s technical trend-following approach. Typical trading is expected to result in an average of 20 trades per year per market, which translates to approximately 6,000 roundturn trades per $1 million of account equity per year. Therefore, it is expected that the technical, non-linear approach will generate substantially greater brokerage commissions than HB & Co.'s trend-following approach. Prospective clients should be sensitive to the roundturn commission rate to be charged by their particular Futures Commission Merchant.

           The technical, non-linear approach has been recently
developed by HB & Co. and utilizes a significantly different methodology than has been used by HB & Co. in the past with
respect to its other trading portfolios.   AS OF THE DATE OF
THIS DISCLOSURE DOCUMENT, HB & CO. HAS NOT TRADED THE TECHNICAL,
NON-LINEAR APPROACH ON BEHALF OF ANY CLIENT ACCOUNTS.  THEREFORE,
THE TECHNICAL, NON-LINEAR APPROACH DOES NOT HAVE A PERFORMANCE RECORD.


                    THE FUTURES COMMISSION MERCHANT

          Clients are free to choose to maintain their accounts with any particular Futures Commission Merchant ( FCM ). However, clients should be aware that not all FCMs are capable of executing trades in all markets, which may have a material impact on performance results. Clients may choose to use an introducing broker ("IB") to introduce their account to HB & Co.

          HB & Co. and its principals have no affiliation or business arrangement, directly or indirectly, with any FCM, IB or principal thereof, whereby HB & Co. or its principals may benefit, directly or indirectly, from the maintenance of a client's account with any FCM or IB. The only compensation earned or to be earned, directly or indirectly, by HB & Co. from any of the accounts it manages will be from the fees described herein or otherwise specifically negotiated with the client.

          HB & Co. shall have the right to direct all trades to any FCM or floor broker it chooses for execution with instructions to give-up to the client s clearing broker. Such floor brokers may be
independent or affiliated with FCMs.   HB & Co. currently utilizes
over twenty different FCMs and  independent  floor brokers to execute
trades.   The clearing broker will  then pay the floor brokerage and additional give-up fees of $2.00/half turn or less (unless higher fees are approved by the client), to the executing FCM or floor broker from the client s account. In addition, clients will be required to sign documentation which specifically authorizes HB & Co. to execute orders utilizing a give-up procedure and to enter into give-up agreements with the executing and clearing brokers involved, and authorizing HB & Co. to act on behalf of the client in negotiating those agreements.

                                  LEGAL MATTERS

         There have been no administrative, civil, or criminal actions, nor have there been any such actions pending, on appeal, or concluded, within the last five years, or prior to that period, against HB & Co. or any of its principals.

                         POTENTIAL CONFLICTS OF INTEREST

         HB & Co. and its principals or employees of HB & Co. may trade futures interest contracts for their own accounts. In such proprietary trading, HB & Co. or such persons may trade their own accounts aggressively and, thus, may assume more risks than HB
& Co. will normally assume on behalf of the accounts managed by it.
Such trading may be conducted in accordance with the same approach as is used in trading accounts managed by HB & Co. or pursuant to different approaches or strategies and may be done at brokerage rates which are substantially lower than the rate which clients pay. Because trading for such accounts may be conducted pursuant to different trading approaches or strategies from those employed for clients, trades for such accounts may occur before trades for client accounts or may be opposite to those for client accounts. Accordingly, such proprietary accounts may experience trading results which are substantially different from those experienced by client accounts.
The records of such proprietary trading including any written policies relating to such trading will not be available to clients for inspection.

          Since HB & Co. and its principals may trade futures interest contracts for their own proprietary accounts, as described above, it is possible that HB & Co. and/or its principals may, from time to time, be competing with another account managed by HB & Co. for similar futures interest contract positions in one or several markets or may take positions in their proprietary accounts which are opposite the positions taken in client accounts.

          HB & Co. will in the future manage and trade additional accounts. HB & Co. will not, however, knowingly or deliberately employ a trading method on behalf of any account which it manages or trades which it knows to be inferior to any trading method which is employed for other accounts or knowingly or deliberately favor one account over any other such account.

          Notwithstanding the foregoing, speculative position limits allow a trading advisor to control only a limited number of futures interest contracts in any one commodity. Therefore, HB & Co. is potentially subject to conflicts of interests among the accounts it advises which are competing for a limited number of contracts.
Thus, there is a potential conflict of interest between the individual client's interest in maintaining a larger position in a specific futures interest contract, and HB & Co.'s interest in maintaining a smaller position in an individual client's account in order to provide positions in the specific futures interest contract to other accounts under management. In addition, HB & Co. may have a conflict of interest in rendering advice because its compensation for managing some other accounts may exceed its compensation for managing a particular client account, and therefore may provide an incentive to favor such other accounts.

                             PERFORMANCE INFORMATION

          HB & Co. is an independent commodity trading advisor organized in February 1991. The principals of HB & Co. each have more than ten years of experience in trading futures interests. All performance information subsequent to March 1, 1991 relates solely to HB & Co. The performance set forth in Supplemental Performance Information relates in part to individual and pooled accounts directed by Messrs. Beck and Hyman while such individuals were principals of Dean Witter Futures & Currency Management, Inc. ("DWFCM"), a registered commodity trading advisor which commenced trading operations in April 1988. No representation is or could be made that the performance of Messrs. Beck and Hyman, while at DWFCM, is in any way representative of what the performance of HB & Co. would have been in the past or will be in the future.

            All performance information is set forth in performance capsule format as required by CFTC rules. However, full performance records for each program are available upon request to HB & Co.

  In reviewing the performance capsule, prospective investors should understand that performance is net of advisory fees and other expenses (and in accordance with generally accepted accounting principles) and includes interest income applicable to accounts comprising each composite portfolio capsule. Such composite performance is not necessarily indicative of the performance of any individual account. The fees and charges applicable to individual accounts are not specifically described herein.
However, the following is a general description of the charges applicable to such accounts.

  Brokerage commissions are accounted for monthly and include the total amount of all brokerage commissions and other trading fees paid during the month plus or minus the change in brokerage commissions and other trading fees accrued on open positions from the preceding month. Brokerage commission are calculated on a round-turn or flat-rate basis. Round-turn commission have ranged from approximately U.S. $8 per round-turn to approximately U.S. $30 per round-turn. Flat-rate commissions have ranged from approximately 4% of equity to approximately 9% of equity. Interest income is earned on U.S. government obligations and cash on deposit with futures commission merchants and is recorded on the accrual basis. Management fees are accrued monthly and are charged at rates ranging from 0% to 3% of equity. Incentive fees are accrued monthly and are charged at rates ranging from 15% to 25% of new trading profits.

          The reasons for varying investment results among accounts include numerous material differences, including: (1) the period during which accounts were active; (2) changes in HB & Co.'s trading methodology - although all accounts were traded in accordance with the same trading approach, such approach did change periodically as a result of an ongoing program of research and development; (3) the size of accounts - which influenced the number of different markets in which accounts participated and the number of contracts in each market traded by accounts; (4) the rates of brokerage commissions paid by accounts and when such commissions were charged to accounts; (5) the amount of interest income earned by accounts; (6) the rate of fees and amount of administrative costs paid by accounts; (7) the timing of orders to open or close positions; and (8) the market conditions in which accounts were traded, which in part determines the quality of trade executions. Thus, the results of individual accounts in the tables may be better or worse than the composite performance results shown, depending upon such factors.
Past performance is not necessarily indicative of future results.

                  (DELOITTE & TOUCHE LLP LETTERHEAD)

INDEPENDENT ACCOUNTANTS  REPORT

Hyman Beck & Company, Inc.

We have examined the accompanying Composite Performance Record, Composite Performance of the Diversified Portfolios, Composite Performance of the Foreign Currency Portfolios and Composite Performance of the Global Portfolios (the Schedules ) of Hyman Beck & Company, Inc. for the period March 1, 1991 (inception) through December 31, 1991 and for the four years ended December 31, 1995. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances. The Schedules and the assertions on which they are based are the responsibility of the Company's management. Our responsibility is to express an opinion on the Schedules based on our examination.

In our opinion, such Schedules present, in all material respects, the investment performance for the Composite Performance Record, Composite Performance of the Diversified Portfolios, Composite Performance of the Foreign Currency Portfolios and Composite Performance of the Global Portfolios of Hyman Beck & Company, Inc. for the period March 1, 1991 (inception) through December 31, 1991 and for the four years ended December 31, 1995 computed in accordance with the measurement and disclosure criteria set forth in the Notes to the Schedules.

The Composite Performance of All Accounts Directed by the Principals of Hyman Beck & Company, Inc. for the period April 1988 through February 1991, the period prior to the incorporation of Hyman Beck
& Company, Inc., Composite Performance of the Diversified Portfolio Directed by the Principals of Hyman Beck & Company, Inc. for the period April 1988 through February 1991 and Composite Performance of the Foreign Currency Portfolios Directed by the Principals of Hyman Beck & Company, Inc. for the period April 1990 through February 1991 were not examined by us, accordingly, we express no opinion or other form of assurance on them.

(Deloitte & Touche, LLP)

March 5, 1996

HYMAN BECK & COMPANY, INC.
Global Portfolio
April 1991 - December 1995


  The following summary performance information and table reflect the composite performance results of the Global Portfolios directed by HB & Co. from April 1991 through December 1995 for 49 accounts ranging in size from U.S. $500,000 to U.S. $52 million. Twenty-seven open accounts were profitable and two open accounts were unprofitable as of December 31, 1995.


Name of Trading Advisor:   Hyman Beck & Company, Inc.
Name of Trading Program:   Global Portfolio
Inception of trading by Trading Advisor:   March 1991
Inception of trading in program:  April 1991
Number of open accounts:  29
Aggregate assets in all programs:   $177,960,468
Aggregate assets in Global program:   $117,296,442
Largest monthly drawdown:   (10.76%);  2/94
Largest  peak-to-valley drawdown:   (19.38%); 7/94 - 2/95
Number of profitable closed accounts:   16
Number of unprofitable closed accounts:   4

                  Monthly/Annual Rates of Return
MONTH           1995 (%)   1994 (%)  1993 (%)   1992 (%)   1991 (%)
January          (6.35)     (0.45)    (3.97)    (7.45)        -
February          9.02      (7.45)     8.65     (3.44)        -
March            18.71      12.48      2.10      3.15         -
April             6.22      (2.17)     5.65     (3.38)      (0.29)
May               6.34       4.22      4.55      2.51        1.80
June             (1.12)      5.14     (4.95)    13.10        1.29
July             (1.68)     (4.30)     5.00     18.27       (0.86)
August           (1.80)     (4.40)     0.51      6.40        1.52
September        (2.16)     (2.85)    (0.80)    (6.68)       6.32
October          (1.08)      4.72     (0.63)     3.39       (1.95)
November          1.27       3.43     (2.78)    (0.37)       6.07
December          0.80      (2.95)     1.34     (1.88)      19.13
Annual Return    29.12       3.81     14.63     22.56       36.31

The Performance Information section of this Disclosure Document and the Footnotes to All Performance Information are an integral part of, and should be read together with, the performance presented above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

HYMAN BECK & COMPANY, INC.
FX Portfolio
March 1991 - December 1995

  The following summary performance information and table reflect the composite performance results of the FX Portfolio directed by HB & Co. from March 1991 through December 1995 for 39 accounts ranging in size from U.S. $500,000 to U.S. $27 million. Three open accounts were profitable and seven open accounts were unprofitable as of December 31, 1995.


Name of Trading Advisor:   Hyman Beck & Company, Inc.
Name of Trading Program:   FX Portfolio
Inception of trading by Trading Advisor:   March 1991
Inception of trading on behalf of customers:   March 1991
Number of open accounts:   10
Aggregate assets in all programs:   $177,960,468
Aggregate assets in FX program:   $24,878,148
Largest monthly drawdown:   (18.72%);  11/94
Largest peak to valley drawdown:   (52.49%);  8/93 -1/95
Number of profitable closed accounts:   5
Number of unprofitable closed accounts:   24

                  Monthly/Annual Rates of Return
MONTH           1995 (%)   1994 (%)  1993 (%)   1992 (%)   1991 (%)
January         (12.55)     (0.94)    (5.53)    (10.31)        -
February         17.53      (3.69)     8.14      (2.42)        -
March            40.84       6.98     (3.38)      1.22       13.60
April            (0.20)     (6.23)     2.25      (2.11)      (0.38)
May              (7.49)     (2.70)     2.76       6.27       (0.73)
June             (0.56)      2.07      1.67      13.88        4.25
July              1.32      (6.37)     9.71      15.65       (4.08)
August            6.99      (2.97)    (5.59)     17.07       (1.93)
September        (1.01)      1.35     (0.19)     (7.82)       4.02
October           2.14       3.78     (6.61)      2.51       (5.86)
November         (1.75)     (8.90)     1.37       1.24        9.13
December         (1.77)     (4.10)    (2.27)     (0.91)      25.41
Annual Return    40.58     (20.63)     0.86      34.69       47.65

The Performance Information section of this Disclosure Document and the Footnotes to All Performance Information are an integral part of, and should be read together with, the performance presented above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

HYMAN BECK & COMPANY, INC.
Diversified Portfolio
March 1991 - December 1995


     The following summary performance information and table reflect the composite performance results of the Diversified Portfolios directed by HB & Co. from March 1991 through December 1995 for 45 accounts ranging in size from U.S. $500,000 to U.S. $49 million. Four open accounts were profitable and nine open accounts were unprofitable as of December 31, 1995.


Name of Trading Advisor:   Hyman Beck & Company, Inc.
Name of Trading Program:   Diversified Portfolio
Inception of trading by Trading Advisor:   March 1991
Inception of trading in program:   March 1991
Number of open accounts:   13
Aggregate assets in all programs:   $177,960,468
Aggregate assets in Diversified program:   $35,785,878
Largest monthly drawdown:   (15.90%);  2/94
Largest peak to valley drawdown:   (30.42%);  8/93 - 12/95
Number of profitable closed accounts:   15
Number of unprofitable closed accounts:   17

                  Monthly/Annual Rates of Return
MONTH           1995 (%)   1994 (%)  1993 (%)   1992 (%)   1991 (%)
January         (10.05)     (2.82)    (2.12)     (8.49)       -
February          5.94      (8.86)     5.75      (3.90)       -
March             6.27       7.96      2.60      (1.74)      4.60
April             4.80      (6.30)     1.25       2.35      (1.73)
May              (1.93)      5.73      1.59       0.07       3.59
June              2.57       0.38      0.19      14.17       9.05
July             (6.45)     (1.50)     5.49      11.78      (7.60)
August           (5.43)     (9.26)    (5.96)      5.81       2.87
September        (3.36)      0.56     (1.52)     (2.55)      4.33
October          (3.76)      2.34     (4.17)     (1.37)      0.37
November         (1.26)      3.98     (1.91)      6.41       0.80
December         10.52       2.28     13.39      (1.73)     21.46
Annual Return    (4.14)     (7.07)    13.96      20.12      41.50

The Performance Information section of this Disclosure Document and the Footnotes to All Performance Information are an integral part of, and should be read together with, the performance presented above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

HYMAN BECK & COMPANY, INC.
Asset Allocation Portfolio
April 1992 - December 1995

The following summary performance information and table reflect the composite performance results of the Asset Allocation Portfolio (which is included in the three preceding tables) directed by HB & Co. from April 1992 through December 1995 for 4 accounts ranging in size from U.S. $630,000 to U.S. $17,051,415. Two open accounts were profitable and no open accounts were unprofitable as of December 31, 1995.

Name of Trading Advisor:   Hyman Beck & Company, Inc.
Name of Trading Program:   Asset Allocation Portfolio
Inception of trading by Trading Advisor:   March 1991
Inception of trading in program:   April 1992
Number of open accounts:   2
Aggregate assets in all programs:   $177,960,468
Aggregate assets in Asset Allocation program:   $9,329,840
Largest monthly drawdown:   (9.02%);  1/95
Largest peak-to-valley drawdown:   (18.30%);   8/93 -1/95
Number of profitable closed accounts:   1
Number of unprofitable closed accounts:   1

                  Monthly/Annual Rates of Return
MONTH           1995 (%)   1994 (%)  1993 (%)   1992 (%)
January          (9.02)     (0.59)    (3.76)       -
February         12.51      (5.96)     7.50        -
March            26.39       8.30      0.66        -
April             3.79      (5.05)     3.11       1.49
May               1.19       2.69      2.89       0.88
June              0.40       3.38     (1.12)     12.42
July             (2.60)     (4.03)     7.72      12.36
August            0.42      (2.97)    (1.30)      3.69
September        (2.07)     (0.02)     0.52      (2.37)
October          (0.63)      5.52     (2.64)      1.81
November         (0.62)     (1.42)    (0.55)      3.57
December          3.33      (0.13)     4.90      (1.44)
Annual Return    33.34      (1.29)    18.58       36.07

The Performance Information section of this Disclosure Document and the Footnotes to All Performance Information are an integral part of, and should be read together with, the performance presented above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                   HYMAN BECK & COMPANY, INC.
               Supplemental Performance Information
   Foreign Currency Portfolio Directed by the Principals of Hyman
                       Beck & Company, Inc.
                   April 1990 - February 1991

  The following summary sets forth the composite performance of the foreign currency portfolios directed by Messrs. Beck and Hyman as principals of DWFCM from April 1990 through February 1991 for four commodity fund accounts ranging in size from U.S. $2 million to U.S. $9 million.

Name of Trading Advisor:   Hyman Beck & Company, Inc.
Name of Trading Program:   Foreign Currency Portfolio
Inception of program/trading on behalf of customers:   April 1990
Number of open accounts:   N/A
Aggregate assets in all programs:   $75,904,380
Aggregate assets in principals  Foreign Currency  program :   $9,835,082
Largest monthly drawdown:   (7.87%);   12/90
Largest peak-to-valley drawdown:   (18.86%);  11/90 - 2/91
Number of profitable closed accounts:   4
Number of unprofitable closed accounts:   0
Period Rate of Return (4/90 through 12/90):   10.20%
Period Rate of Return (1/91 through 2/91):   (11.80%)

       Monthly/Annual Rates of Return
MONTH           1991 (%)      1990 (%)
January          (7.81)          -
February         (4.36)          -
March                            -
April                           0.06
May                            (5.88)
June                            1.78
July                            9.72
August                          1.23
September                       0.70
October                        11.75
November                       (0.17)
December                       (7.87)
Annual Return    (11.80)       10.20

The information presented above reflects the performance of the principals of HB & Co. prior to the incorporation of HB & Co., as described under
Performance Information.   The  Performance Information  section of this
Disclosure Document and the Footnotes to All Performance Information are an integral part of, and should be read together with, the performance presented above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                      HYMAN BECK & COMPANY, INC.
                 Supplemental Performance Information
Diversified Portfolio Directed by the Principals of Hyman Beck & Company, Inc.
                     April 1988 - February 1991

The following summary sets forth the composite performance of the diversified portfolios directed by Messrs. Beck and Hyman as principals of DWFCM from April 1988 through February 1991 for four commodity fund accounts and one individual account ranging in size from U.S. $100,000 to U.S. $53 million.

Name of Trading Advisor:   Hyman Beck & Company, Inc.
Name of Trading Program:   Diversified Portfolio
Inception of trading in program:   April 1988
Number of open accounts:   N/A
Aggregate assets in all programs:   $75,904,380
Aggregate assets in  principals  Diversified program:   $66,069,298
Largest  monthly drawdown:   (13.15%);  8/89
Largest peak-to-valley drawdown:   (25.15%);  8/89 - 10/89
Number of profitable closed accounts:   4
Number of unprofitable closed accounts:   1
Period Rate of Return (4/88 through 12/88):   31.70%
Annual Rate of Return 1989:   1.52%
Annual Rate o Return 1990:   53.55%
Period Rate of Return (1/91 through 2/91):   (4.48%)

                 Monthly/Annual Rates of Return
MONTH            1991 (%)      1990 (%)      1989 (%)     1988 (%)
January           (5.74)        5.83         (2.14)           -
February           1.36         3.01         (5.25)           -
March                          (0.32)         5.49            -
April                          13.22         (5.15)         0.48
May                           (13.24)        15.64          4.80
June                            2.68         (0.29)        31.37
July                            8.84          6.96        (10.35)
August                         24.69        (13.15)         6.51
September                       6.64         (5.94)        (1.38)
October                        (1.44)        (8.36)        (3.55)
November                        0.07          5.67          8.44
December                       (1.84)        12.15         (3.36)
Annual Return      (4.48)      53.55          1.52         31.70

The information presented above reflects the performance of the principals of HB & Co. prior to the incorporation of HB & Co., as described under
Performance Information.   The  Performance Information  section of this
Disclosure Document and the Footnotes to All Performance Information are an integral part of, and should be read together with, the performance presented above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                            FOOTNOTES TO ALL
                         PERFORMANCE INFORMATION

           Aggregate assets in all programs is the aggregate amount of total equity under management overall shown as of the end of the period covered by the capsule. Supplemental performance in respect of the Diversified Portfolio (4/88 through 2/91) and the Foreign Currency Portfolio (4/90 through 2/91) reflects the performance of the principals of HB & Co. prior to the formation of HB & Co., as described under Performance Information.

           Aggregate assets in the program is the aggregate amount of total equity under management in the program shown as of the end of the period covered by the capsule.

            Drawdown means losses experienced by the composite record over a specified period. Individual accounts may experience larger drawdowns than are reflected in the composite record of a particular trading portfolio. Where an individual account has experienced a drawdown that is greater than has been experienced on a composite basis, the largest drawdown experienced by such individual account is presented. Drawdowns are measured on the basis of month-end net asset values only.

           Largest monthly drawdown means the greatest decline in month-end net asset value due to losses sustained by a trading portfolio on a composite basis or an individual account for any particular month.

           Largest peak-to-valley drawdown means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a trading portfolio on a composite basis or an individual account during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end asset value.

           Monthly Rate of Return is net performance for the month, in general, divided by beginning net asset value for the month. However, in months in which significant additions or withdrawals occurred other than at month-end, monthly rate of return has been determined based on beginning net asset value plus weighted average additions and withdrawals during the month. Monthly rate of return for the first month in some tables equal net performance for the month divided by additions for the month.

           Annual Rate of Return is calculated by multiplying on a compound basis each of the Monthly Rates of Return and not by adding or averaging such Monthly Rates of Return. For periods of
less than one year  the results are for the period stated.   For
example, the Annual Return of 41.50% for the partial year 1991 for the Diversified Portfolio was calculated by multiplying 100 by the quantity [(1+.0460) (1-.0173) (1+.0359) (1+.0905) (1-.0760)
(1+.0287) (1+.0433) (1+.0037) (1+.008) (1+.2146)] minus 100.

           The Asset Allocation Portfolio represents accounts trading a combination of each of the Global, FX and/or Diversified Portfolios; therefore, the assets and Rates of Return set forth in the summary performance information and chart are also reflected in the assets and Rates of Return set forth in the individual Global,
FX and Diversified Portfolio summaries and charts. The first account traded pursuant to the Asset Allocation Portfolio was established in April 1992 with all of its assets allocated to HB & Co.'s Diversified Portfolio; in August 1992 the assets of such account were reallocated to the Global and Diversified Portfolios; and in January 1993 the assets of such account were allocated among the Global, FX and
Diversified Portfolios.   From January 1993 forward, all asset
allocation portfolio accounts have at all times included allocations among the Global, FX and Diversified Portfolios.

          PROSPECTIVE CLIENTS ARE CAUTIONED THAT THE PERFORMANCE INFORMATION SET FORTH IN THE PRECEDING DISCUSSION AND IN THE PERFORMANCE TABLES AND THE FOOTNOTES ABOVE IS NOT INDICATIVE
OF AND HAS NO BEARING ON ANY TRADING RESULTS WHICH MAY BE ATTAINED BY HYMAN BECK & COMPANY, INC. IN THE FUTURE, SINCE PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THERE CAN BE NO ASSURANCE THAT CLIENTS WILL EARN ANY PROFITS AT ALL OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES.

Appendix A

               HYMAN BECK & COMPANY, INC.
                     6 Campus Drive
              Parsippany, New Jersey  07054
                     (201) 644-9300
                 (201) 644-3366 telefax


                   ADVISORY AGREEMENT

THIS AGREEMENT FOR ADVISORY SERVICES IS MADE AND ENTERED INTO
THIS __________________day of _________________________, 19_____, by
and between HYMAN BECK & COMPANY, INC., hereinafter referred to as the "Advisor" and_____________________________________, hereinafter referred to as the "Client."

THIS AGREEMENT IS ENTERED INTO BASED UPON THE FOLLOWING REPRESENTATIONS:
The Client represents that the Client has speculative capital for the principal purpose of investing in futures interest contracts, and has been informed and is fully cognizant of the possible high risks associated with such investments. The Client further represents that the Client has the financial capacity to undertake such risks.

IT IS MUTUALLY AGREED:

     1.   The Client shall deposit with ______________________________________, hereinafter called the "Broker," who is mutually acceptable to both the
Client and the Advisor, funds and/or securities in the amount of
$_____________ or more, for an initial account size of__________________
(the "Account"), in accordance with the Advisor's __________________ Portfolio, whose level of trading, risk, and advisory fees shall be based on such Account's Net Assets and policies applied by the Advisor.
 .
     2. The Advisor will cause futures interest contracts, including futures contracts, forward contracts, options on such contracts, and/or cash commodities to be bought, sold, sold short, spread, and will have the exclusive authority to issue all necessary instructions to the Broker.
All such transactions shall be for the account and risk of the Client.

     3. The Advisor's services are not rendered exclusively for the Client, and the Advisor shall be free to render similar services to others.

     4. This Agreement shall remain in effect until terminated by the receipt of written notice of either party to the other. The Advisor or Client may terminate this Agreement for any or no reason upon such notice. Upon termination of this Agreement, the open positions, if not liquidated, and subsequent management of the Account shall be the sole responsibility of the Client.

     5. The Client may add to or withdraw funds from the Account at any time as long as the Account's equity remains above the initial Account size. The Client agrees to notify the Advisor in writing in advance of such additions and withdrawals.

Appendix A
Page 2 of 6

     6. The Client's Account shall be charged for all commissions and/or expenses arising from transactions exercised in the administration of the Account.

     7. The Client agrees to inform the Advisor immediately if the Client is dissatisfied with the Advisor's decisions or actions, or if the Client is dissatisfied with the Broker's handling of the Account.

     8. The Advisor's recommendations and authorizations shall be for the Account and risk of the Client. The Advisor makes no guarantee that any of its services will result in a profit to the Client. The Client has discussed the risks of futures interest trading with the Broker and understands these risks. The Client assumes the responsibility for losses that may be incurred.

     9. The Client agrees to execute a limited trading authorization with the Broker authorizing the Advisor to enter orders for futures interest contracts for the Client's Account. It is agreed and understood by the Client that the Advisor has no responsibility for the proper execution of orders by the Broker.

     10. The Client will pay the Advisor a monthly management fee equal to 1/4 of 1% of the Account's month-end Net Assets before withdrawals made during the month (a 3% annual rate). The term "Net Assets" of the Account shall mean total assets (including, but not limited to, all cash and cash equivalents, valued at cost, accrued interest, capital committed by Client but not actually deposited in the Account, and the market value of all open futures interest positions), less liabilities of the Account (including the accrued portion of brokerage fees), excluding accrued management and incentive fees. The current market value of all open commodity positions shall be as indicated by the settlement price determined by the exchanges on which such positions are maintained. If there are no trades on the date of the calculation due to the operation of the daily price fluctuation limits, the closing of the exchange on which positions are maintained, or otherwise, the contract will be valued at the nominal settlement price as determined by the exchange. The management fee payable to the Advisor for the month in which the Account commences or terminates trading operations will be prorated based on the ratio of the number of trading days in the month in which the Account receives trading advice from the Advisor to the total number of trading days in the month.

     11. The Client will pay the Advisor a quarterly incentive fee equal to 25% of the Trading Profits earned by the Client's Account
as of            , 19   , and as of the end of each three-month period
thereafter (an "Incentive Fee Period"). The term "Trading Profits" is defined to mean the net futures interest trading profits (realized and unrealized) earned by the Account as of the end of each Incentive Fee Period after deduction of brokerage commissions paid and accrued, floor brokerage fees, and other fees, costs, and expenses directly related to the Account's trading activities (but prior to reduction for any

Appendix A
Page 3 of 6

          accrued and unpaid incentive fees); such trading profits shall be determined from the end of the last Incentive Fee Period for which an incentive fee was earned by the Advisor or, if no incentive fee has been earned previously by the Advisor, from the date that the Account began to receive trading advice from the Advisor to the end of the Incentive Fee Period as of which such incentive fee calculation is being made. In the calculation of Trading Profits, HB & Co. is not required to earn back previously paid incentive fees. If the Advisory Agreement is terminated as of any date which is not the end of an Incentive Fee Period, the incentive fee described above, if applicable, will be determined as if such termination date were at the end of an Incentive Fee Period.
If any payment of incentive fees is made to the Advisor on account of Trading Profits and the Client's Account thereafter fails to earn Trading Profits or experiences losses for any subsequent Incentive Fee Period, the Advisor will be entitled to retain such amounts of incentive fees previously paid to it in respect of such Trading Profits. However, no subsequent incentive fees will be payable to the Advisor until the Account has overcome any trading losses being carried forward to achieve new Trading Profits.

          In the event that assets are added to or withdrawn from the Account other than as of a month-end, the management fee due (as of the end of each month) shall equal the sum of (i) 1/4 of 1% of the Net Assets of the Account as of the day of such increase, withdrawal or reduction, pro rated on the basis of the number of days during such month prior to such increase, withdrawal or reduction, plus (ii) 1/4 of 1% of the Net Assets of the Account as of the last day of such month, pro-rated in the same matter as described in (i) above. If any withdrawal from the Account occurs as of any date that is not at the end of an Incentive Fee Period, an incentive fee will be paid, with respect to such withdrawn amount as if such withdrawal occurred as of the end of an Incentive Fee Period. Withdrawals from the Account will result in a proportional reduction of any cumulative trading loss carryforward as of the date of such withdrawal.

     12. The Client agrees to authorize the Broker to make payments from the Client's Account to the Advisor in compensation for services as set forth in this Agreement.

     13. The Client acknowledges that he/she has read a copy of the Advisor's Disclosure Document, including the Risk Disclosure Statement. The Advisor makes no guarantee that any of its services will result in a profit or will not result in a loss for the Client. The Advisor will not be liable to the Client or to others except by reason of acts constituting willful malfeasance or gross negligence as to its duties herein, and disclaims any liability for human or machine errors in orders to trade or not to trade futures interest contracts. The Client agrees to hold the Advisor, as well as the Advisor's successors and assigns and its and their officers, directors and employees and shareholders,

Appendix A
Page 4 of 6

          harmless and agrees to indemnify each of the same fully against any and all losses, costs, damages (including, without limitation, consequential losses and attorneys' fees) in any fashion pertaining to or arising out of the Account outside of the Advisor's willful malfeasance or gross negligence.

     14. Notwithstanding any other provision of this Agreement to the contrary, Client, not the Advisor, shall have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of the Account s assets which are held in securities (such as United States Government securities) and in cash.

     15. Should the Client be acting on behalf of third-party investors, Client has determined the extent of any information regarding the Account (including trading performance) that is required to be provided to such investors and takes sole responsibility therefor.

     16. Should the Client be acting on behalf of third-party investors, Client shall not provide any sales or promotional materials referring to the Advisor to any such investors for whom the Client is acting without prior written consent of the Advisor.

     17. Client represents and warrants to the Advisor that: (i) it has full capacity and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it has all governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Agreement; (iii) Client will not, by entering into this Agreement and performing its obligations hereunder, breach or cause to be breached any undertaking agreement, contract, statute, rule or regulation of any court or any governmental body or administrative agency or self regulatory authority having jurisdiction over it; and (iv) the Advisor is not required to obtain any licenses, registrations or approvals in connection with the Advisor s execution of this Agreement and the performance of its obligations hereunder.

     18. Client shall indemnify, defend and hold harmless the Advisor and its directors, officers, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that Client shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding arising out of, resulting from or relating to any such person s actions or capacities in connection with the Account pursuant to this Agreement; provided that the conduct of such person which was the subject of the demand, claim, lawsuit, action or proceeding was not in contravention of the express terms of this Agreement, or did not constitute willful misconduct or gross negligence.

Appendix A
Page 5 of 6

     19. In the event that any provisions of this Agreement are invalid for any reason whatsoever, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect. There are no verbal agreements between the parties.

     20. This Agreement constitutes the entire agreement between the parties, and no modifications or amendments of this Agreement shall be binding unless in writing and signed by the participants hereto.

     21. This Agreement shall be governed by the laws of the State of New York. The Client and the Advisor agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved whether by arbitration or otherwise, within the County, City, and State of New York. Accordingly, the Client and the Advisor consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County, City, and State of New York. The Client and the Advisor further agree that any such action or proceeding brought by either the Client or the Advisor to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by the Client or the Advisor, as applicable, exclusively in federal or state courts, or of appropriate before any applicable arbitral body, located within the County, City and State of New York.

     22. Any notices required to be given hereunder shall be in writing and sent by certified or registered mail, return receipt requested, to the Advisor and to the Client at the addresses set forth below their respective signatures hereto. Either party may change its address by giving notice in writing to the other party stating such new address. Commencing on the tenth day after the giving of such notice, such newly designated address shall be the party's address for the purpose of all notices or communications required or permitted to be given pursuant to this Agreement. Notices to the Client from the Advisor shall be deemed given as of the close of business on the first business day after mailing. Notices to the Advisor from the Client shall be deemed given as of the close of business on the day on which such notices are received by the Advisor.

Appendix A
Page 6 of 6

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written on the first page of this Agreement.


HYMAN BECK & COMPANY, INC.         Signature(s) of Client(s)

by______________________________   _______________________________
6 Campus Drive
Parsippany, New Jersey,  07054     _______________________________

                                   _______________________________



                                   (Client(s) Address)

                                   _______________________________

                                   _______________________________

                                   _______________________________

________________________________   _______________________________
        (Account Executive)
                                   _______________________________

________________________________   _______________________________
          (Brokerage Firm)

Appendix B

HYMAN BECK & COMPANY, INC.
6 Campus Drive
Parsippany, New Jersey  07054
(201) 644-9300
(201) 644-3366 telefax


RE:  Acknowledgement of Receipt of Hyman Beck & Company, Inc.
Disclosure Document


Gentlemen:

This is to acknowledge that I have received a copy of the Disclosure Document of Hyman Beck & Company, Inc. dated March 20, 1996.


Read and Acknowledged by: ___________________________________________________
                               Client's Signature

                          ___________________________________________________
                               Name:  printed or typed


                          ___________________________________________________
                               Date

Appendix C


               FEE PAYMENT AUTHORIZATION


_____________________________

_____________________________

_____________________________
(Name of Brokerage Firm)


    In connection with my commodity trading account
(number __________________) carried by you, you are hereby authorized to deduct and pay to Hyman Beck & Company, Inc. such incentive and management fees ("Fees") as Hyman Beck & Company, Inc. may specify in writing to you from time to time. Hyman Beck & Company, Inc. shall be solely responsible for determining the amount of such Fees, and you are hereby directed to comply with instructions you receive from Hyman Beck & Company, Inc. without further direction or confirmation from the undersigned. This fee payment authorization shall remain in effect until terminated in writing by the undersigned.

Hyman Beck & Company, Inc.         Client(s)
6 Campus Drive
Parsippany, New Jersey  07054      _______________________________
(201) 644-9300                     (Signature)
(201) 644-3366 telefax
                                   _______________________________
                                   (Name: printed or typed)

                                   _______________________________
                                   (Signature)

DATED:_________________________    _______________________________
                                   (Name: printed or typed)

     [THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

                                 EXHIBIT "C"

Trading Limitations

         The Partnership will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of the Partnership's commodities positions or obtaining lines of credit for the trading of forward contracts; provided, however, that the Partnership is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates or give-ups to be received by the General Partner or its affiliates, or permit the General Partner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;
(iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Partnership; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

         The Partnership will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

         Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Partnership, which currently are as follows:

              (1) Partnership funds will generally be invested in futures, forward and option contracts which are traded in sufficient volume to permit taking and liquidating positions.

              (2) Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

              (3) The Partnership generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

              (4) The Partnership may occasionally make or accept delivery of a commodity, including, without limitation, currencies.

              (5) The Partnership will, from time to time, employ trading techniques such as spreads, straddles and conversions.

(Exhibit "C" - cont'd)

              (6) The Advisor will not initiate open positions which would result in net long or short positions requiring margin or premium for outstanding positions in excess of 15% of the Partnership's Net Asset Value allocated to the Advisor for any one commodity, or in excess of 66 % of the Partnership's Net Asset Value allocated to the Advisor for all commodities combined.

              (7) To the extent the Partnership engages in transactions in foreign currency forward contracts other than with or through Prudential Securities or its affiliates, the Partnership will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000.

         The General Partner will be responsible for the management of non-commodities assets, with the assistance of Prudential Securities or other affiliates. At least 75% of the Partnership's Net Asset Value will be maintained in interest-bearing U.S. Treasury obligations (primarily U.S. Treasury bills), a significant portion of which will be utilized for margin purposes (to the extent practicable) for the Partnership's commodities positions. All interest earned on such funds will be paid to the Partnership. The balance of the Partnership's Net Asset Value will be held in cash (to avoid the daily buying and selling of interest-bearing obligations and to pay ongoing expenses).

                                       -2-